UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 6, 2014

Accretive Health, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-34746	02-0698101
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

401 North Michigan Avenue, Suite 2700, Chicago, Illinois	60611
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (312) 324-7820

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(c)

On August 6, 2014, Peter P. Csapo, CPA, age 43, was appointed Chief Financial Officer and Treasurer of Accretive Health, Inc. (the “Company”), effective August 12, 2014. From August 2011 through September 2013, Mr. Csapo served as the Chief Financial Officer and Area Senior Vice President of VHA Inc., a national network of not-for-profit health care organizations that work together to improve performance and efficiency in clinical, financial and operational management. From October 2004 through January 2011, Mr. Csapo was Chief Financial Officer at McKesson Health Solutions, a division of diversified health care company McKesson Corporation. In addition to his role as Chief Financial Officer, Mr. Csapo also held various operating roles at McKesson Health Solutions from 2004 through 2011, including Vice President of Healthcare Informatics from February 2007 through January 2010, and Vice President of Customer Operations from February 2010 through January 2011. McKesson Health Solutions focuses on aligning providers and payers through cost and quality initiatives such as care management services and medical management and payment solutions software. Mr. Csapo joined McKesson Corporation in 1998, where he advanced through multiple corporate and divisional leadership roles during his 13-year tenure. From February 2011 through July 2011, and from October 2013 through July 2014, Mr. Csapo focused on personal investments and various community activities.

In connection with his appointment, Mr. Csapo and the Company entered into an offer letter agreement on August 6, 2014 providing for at-will employment for an indefinite term, an annual base salary of $470,000, an annual target bonus opportunity of at least 80% of base salary, and eligibility to participate in the employee benefit programs of the Company generally available to senior executives of the Company.

Pursuant to the offer letter agreement, in connection with Mr. Csapo’s commencement of employment with the Company, Mr. Csapo was granted (i) a nonstatutory stock option to purchase up to 300,000 shares of the Company’s common stock at a per share exercise price equal to the closing price of the Company’s common stock on the grant date, and (ii) a restricted stock award for 200,000 shares of the Company’s common stock (collectively referred to herein as the “Equity Awards”). The Equity Awards generally will vest in equal annual installments over four years following the grant date, subject to continued service with the Company. The Equity Awards were issued outside of the Company’s 2010 Stock Incentive Plan as employment inducement grants.

In the event that Mr. Csapo’s employment with the Company is terminated by the Company without “cause” or by Mr. Csapo for “good reason” (as defined in the offer letter agreement), in addition to any earned but unpaid salary and his accrued and vested benefits under the employee benefit programs of the Company, which are payable upon any termination of employment, Mr. Csapo also will be entitled to receive the following payments and benefits:

•	a cash amount equal to Mr. Csapo’s monthly base salary rate, paid monthly for a period of twelve (12) months following the date of such termination, subject to Mr. Csapo’s timely execution of a general release of claims in favor of the Company and its affiliates;

•	continued Company-subsidized health benefits for a period of twelve (12) months following the date of such termination, subject to Mr. Csapo’s timely execution of a general release of claims in favor of the Company and its affiliates;

•	if Mr. Csapo’s annual bonus for the fiscal year preceding the date of termination has not been paid prior to such termination, an annual bonus for such fiscal year equal to the amount of Mr. Csapo’s target bonus opportunity multiplied by the payout percentage that is approved by the Company’s Board of Directors for company-wide bonus payouts with respect to such fiscal year, payable at the same time as it would have otherwise been paid had such termination not occurred;

•	a pro-rata portion (based on the number of days that Mr. Csapo was employed by the Company during the fiscal year in which such termination occurred) of an annual bonus for the fiscal year in which such termination occurs based on actual results for such year, payable at the same time as it would have otherwise been paid had such termination not occurred;

•	a pro rata portion (based on the number of days that Mr. Csapo was employed by the Company following the anniversary of the grant date immediately preceding the date of such termination (or following the grant date, if such termination occurs prior to the first anniversary of the grant date) divided by 365) of the unvested portion of the Equity Awards outstanding at the time of termination that would have become vested and exercisable (as applicable) on the anniversary of the grant date immediately following the date of such termination had such termination not occurred will become vested and exercisable (as applicable) as of the date of such termination; and

•	in the case of such termination upon or within the ninety (90) days immediately preceding, or within one (1) year following, the occurrence of a “change in control” (as defined in the offer letter agreement) of the Company, full accelerated vesting of the outstanding, unvested portion of the Equity Awards.

Mr. Csapo is also subject to non-competition and non-solicitation covenants that prohibit Mr. Csapo from engaging in certain restricted activities (including competition and solicitation of employees and customers of the Company) for twelve (12) months following his termination of service with the Company. Mr. Csapo is also subject to confidentiality restrictions and inventions assignment obligations applicable during and after the period of his service with the Company that protect the Company’s proprietary information.

In addition, the Company has entered into an indemnification agreement with Mr. Csapo in the form that the Company has entered into with its other directors and executive officers. Such agreement provides that the Company will indemnify Mr. Csapo to the fullest extent permitted by law for claims arising in his capacity as an executive officer of the Company, provided that he acted in good faith and in a manner that he reasonably believed to be in, or not opposed to, the Company’s best interests and, with respect to any criminal proceeding, had no reasonable cause to believe that his conduct was unlawful. In the event that the Company does not assume the defense of a claim against Mr. Csapo, the Company will be required to advance his expenses in connection with his defense, provided that he undertakes to repay all amounts advanced if it is ultimately determined that he is not entitled to be indemnified by the Company.

(b)

On August 6, 2014, Sean F. Orr resigned from his position as Chief Financial Officer and Treasurer of the Company, effective August 12, 2014, but will continue as a Senior Vice President of the Company, reporting directly to the Company’s Chief Executive Officer, to advise the Company regarding its pending restatement of its financial statements and other matters at the direction of the Chief Executive Officer. In the event that Mr. Orr voluntarily resigns from his employment from the Company or is terminated without cause, he will be entitled to receive continued salary and health benefits for a period of twelve (12) months following the date of such resignation or termination, subject to Mr. Orr’s timely execution of a general release of claims in favor of the Company and its affiliates.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ACCRETIVE HEALTH, INC.

Date: August 12, 2014	By:	/s/ Daniel A. Zaccardo
Daniel A. Zaccardo
Senior Vice President, General Counsel and Corporate Secretary